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                                                                     EXHIBIT 3.4

                           CERTIFICATE OF AMENDMENT
                           ------------------------

                                      OF
                                      --

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
               -------------------------------------------------

                                      OF
                                      --

                         MAGMA DESIGN AUTOMATION, INC.
                         -----------------------------

     Magma Design Automation, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     I. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 1, 1997 under its current name.

     II. The Amendment to the Amended and Restated Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Section 242, and has been consented to in writing by the stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     III. Section B of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

          "B. The Preferred Stock shall be divided into series. The first series shall consist of eight million six hundred twenty-four thousand (8,624,000) shares and is designated "Series A Preferred Stock." The second series shall consist of three million two hundred twenty-five thousand eight hundred six (3,225,806) shares and is designated "Series B Preferred Stock." The third series shall consist of five million four hundred thirty thousand (5,430,000) shares and is designated "Series C Preferred Stock." The fourth series shall consist of nine million nine hundred thirty-two thousand six hundred forty-eight (9,932,648) shares and is designated "Series D Preferred Stock." The fifth series shall consist of one million two hundred fifty thousand (1,250,000) shares and is designated "Series E-1 Preferred Stock." The sixth series shall consist of nine hundred thirty-one thousand two hundred forty-six (931,246) shares and is designated "Series E-2 Preferred Stock." The seventh series shall consist of two hundred twenty-two thousand (222,000) shares and is designated "Series E-3 Preferred Stock." The eighth series shall consist of one hundred thousand (100,000) shares and is designated "Series E-4 Preferred Stock." The ninth series shall consist of four hundred sixty-five thousand (465,000) shares and is designated "Series F-1 Preferred Stock." The tenth series shall consist of nine hundred fifty-five thousand (955,000) shares and is designated "Series F-2 Preferred Stock."

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          "The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. Subject to the provisions of this certificate of incorporation, the Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock or the Series F-1 Preferred Stock or the Series F-2 Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Rajeev Madhavan, its authorized officer, on this 14th day of August, 2000.

                                        MAGMA DESIGN AUTOMATION, INC.



                                        By /s/ Rajeev Madhavan
                                          -----------------------------------
                                                Rajeev Madhavan
                                                   President

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